UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2012

CERES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35421	33-0727287
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1535 Rancho Conejo Boulevard Thousand Oaks, CA		91320
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (805) 376-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On May 21, 2012, Ceres, Inc. (“Company”) repaid $5.5 million, which represented all amounts due and owing under that certain Loan and Security Agreement dated January 29, 2010, as amended from time to time (the “Loan Agreement”), by and between the Company and Silicon Valley Bank (the “Bank”). Upon such payment, the indebtedness and obligations of the Company under the Loan Agreement and related loan and collateral security documents were paid and discharged in full, all security interests and other liens in favor of the Bank were terminated and all other obligations of the Company were deemed terminated (except for those expressly identified in the Loan Agreement and related loan and collateral security documents as surviving). The Bank’s obligation to make credit extensions to the Company under the Loan Agreement was also terminated. No early termination penalties were incurred.

Under the terms of the Loan Agreement, the Company borrowed a total of $7.0 million in two tranches at interest rates of Prime Rate plus 2.75% (6.75% as of February 29, 2012), which was to be repaid over 36 to 40 months. Additionally, the Loan Agreement provided for a $3.5 million term loan (the “Term Loan”) consisting of (i) a $2.5 million term loan, which was advanced in September 2011, and (ii) a $1.0 million term loan available upon satisfaction of additional term loan advance conditions, which was not drawn by the Company. The interest rate for the Term Loan was a fixed rate based on the Bank Prime Rate at the time of each loan advance. The loan was secured by certain of the Company’s assets, excluding intellectual property.

In connection with entering into the Loan Agreement, the Company issued to the Bank warrants to purchase shares of the Company’s convertible preferred stock, which were converted into warrants to purchase shares of the Company’s common stock upon the closing of the Company’s initial public offering. These warrants remain outstanding.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, a copy of which was filed with the Securities and Exchange Commission as Exhibit 10.22 to the Company’s Amendment No. 6 to Form S-1 on September 16, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CERES, INC.

Date: May 23, 2012	By:	/s/ Paul Kuc
	Name:	Paul Kuc
	Title:	Chief Financial Officer